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                                                                  Exhibit 3
                                                                  ---------




                                    AGREEMENT
                                    ---------

               AGREEMENT, dated as of May 9, 1996, by and among Vista 2000, Inc., a Delaware corporation (the "Company"), each of the incumbent directors of the Company (the "Incumbent Directors") and Ginarra Holdings, Inc. ("Ginarra Holdings"), on behalf of itself and the Director Designees (as hereinafter defined).

                               W I T N E S S E T H
                               - - - - - - - - - -

               WHEREAS, on May 1, 1996, the record holders of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") beneficially owned by Ginarra Holdings and certain other stockholders of the Company delivered to the Company, pursuant to the provisions of the Company's Certificate of Incorporation, written calls of a special meeting of stockholders of the Company to be held on June 28, 1996 (the "Special Meeting"); and

               WHEREAS, the purpose of the Special Meeting is to consider the removal and replacement of the Incumbent Directors; and

               WHEREAS, on May 1, 1996, Ginarra Holdings announced that it intends to solicit proxies from the Company's stockholders for the purpose of removing and replacing all of the Incumbent Directors at the Special Meeting; and

               WHEREAS, the parties hereto deem it to be in the best interests of the Company and its stockholders to settle their differences on the terms provided for herein.

               NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties, intending to be legally bound, hereby agree as follows:

               1.   Election of the Director Designees.  The Incumbent
                    ----------------------------------

     Directors have taken all necessary corporate action (including, without limitation, an amendment to the Company's Bylaws) to (i) expand the size of the Board of Directors of the Company (the "Board") to nine members and (ii) fill the vacancies created thereby by electing as directors each of the six persons listed on Schedule A hereto (the "Director Designees"), subject to the consent of each such Director Designee to serve on the Board as provided in Section 2 hereof. The Incumbent Directors have

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     received resumes of the Director Designees, have reviewed such resumes and the qualifications of the Director Designees, have discussed the Company and its prospects with certain of the Director Designees and based upon the foregoing, the Incumbent Directors have determined that the election of the Director Designees are in the best interests of the Company and its stockholders.

               2.   Due Diligence Review; Assumption of Office.
                    ------------------------------------------

                    (a) Each Director Designee will have provided to him by the Company, its accountants and counsel such information concerning the Company as such Director Designee may request to enable him to conduct a due diligence investigation of the Company. Each Director Designee will execute a confidentiality agreement in the form annexed hereto prior to receiving any such information.

                    (b) Each Director Designee may, at his election, accept the Incumbent Directors' election of him as a director of the Company solely and automatically by delivering to the Secretary of the Company a letter to such effect. To be effective, such letter must be received by the Secretary of the Company (by hand delivery, mail, overnight courier, or facsimile) on or prior to 5:00 PM, local time, May 23, 1996.

               3.   Replacement of Director Designees.  If any Director
                    ---------------------------------

     Designee declines to serve as a director of the Company, then such Director Designee shall be replaced by a person designated by Ginarra Holdings and reasonably acceptable to the Incumbent Directors.

               4.   Certain Agreements of the Company.  The Company and the
                    ---------------------------------

     Incumbent Directors hereby agree that, during the period commencing on the date hereof and ending on May 23, 1996, the Company will not, without the written consent of Ginarra Holdings and a majority of the Director Designees:

                    (a)  Amend the terms of the Company's Bylaws;

                    (b) Conduct the business of the Company other than in the ordinary and usual course of business and it shall not enter into any extraordinary transaction, sale or purchase of material assets or any material agreement;

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                    (c)  Change the size of the Board or elect any person
     to serve as a director of the Company;

                    (d) Issue any additional shares of Common Stock or rights or warrants to purchase shares of Common Stock, other than as required by any rights, options, or convertible or exchangeable securities outstanding on the date hereof, or issue any other securities of the Company (including, without limitation, any shares of preferred stock); or

                    (e) Hire any new employee for annual consideration in excess of $50,000 or enter into any employment or severance agreement with any existing or new employee or make any change in any employee benefit plan, arrangement, understanding or agreement in existence on the date hereof.

               5.   Representations and Warranties.  Each party represents
                    ------------------------------

     and warrants to each other party as follows: (i) it or he has the legal power and authority to enter into and perform all of its or his obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement on its or his own behalf have been duly authorized and approved by all required action; and (iii) this Agreement has been duly executed and delivered on its or his own behalf and is its or his legal, valid and binding obligation, enforceable in accordance with its terms.

               6.   Certain agreements of the Director Designees.  The
                    --------------------------------------------

     Director Designees hereby agree with the Company and the Incumbent Directors that:

                    (a) The Director Designees will not cause or permit the Company to amend its Certificate of Incorporation and/or Bylaws to eliminate or modify the current provisions thereof regarding the indemnification of officers and directors of the Company in the manner which would deny the Incumbent Directors the full indemnification protection that exists on the date hereof with respect to any periods of service prior to the date hereof;

                    (b) The Director Designees will recommend the Incumbent Directors for reelection to the Board of Directors of the Company at the next meeting of the stockholders of the Company held for the purpose of electing directors unless the Director Designees determine in good faith that the election of one or more of the Incumbent Directors is not in the best interests of the stockholders of the Company, in which case the Director Designees and the Incumbent Directors will in good faith endeavor to select one or more independent replacements for the Incumbent Directors mutually acceptable to a majority of the Director Designees and a majority of the Incumbent Directors; and


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                    (c)  The Director Designees acknowledge that they have
     been informed by the Incumbent Directors that the Audit Committee of the Board of Directors of the Company has undertaken certain investigations which should be culminated in a written report from independent legal counsel for such Audit Committee. The Director Designees agree that they will not interfere with the completion of such investigation and the preparation and delivery of such report.

               7.   Miscellaneous.
                    -------------

                    (a) This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Delaware, without regard to the choice of law rules thereof.

                    (b) This Agreement supersedes any prior contracts, understandings, discussions and agreements among the parties and constitutes their complete understanding in connection with the subject matter hereof.

                    (c) This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by all of the parties hereto.

                    (d) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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               IN WITNESS WHEREOF, the parties hereto have caused this
     Agreement to be duly executed on its behalf, as of the date first written above.
                                        VISTA 2000, INC.
                                        By:
                                            -------------------------------
                                        GINARRA HOLDINGS, INC.,
                                        on behalf of itself and
                                        the Director Designees


                                        By:
                                            -------------------------------

                                        INCUMBENT DIRECTORS



                                        -----------------------------------
                                          Arnold B. Johns, Jr.


                                        -----------------------------------
                                          Victor E. Connel


                                        -----------------------------------
                                          Robert J. Cox




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                                                                 Schedule A
                                                                 ----------



                           Director Designees
                           ------------------



                         Paul A. Novelly
                         Richard J. Heckmann
                         Ellison Morgan
                         Robert M. Franko
                         G. Louis Graziadio, III
                         Perry Lerner


  NYFS11...:\89\73289\0006\139\AGR5036L.30A